Exhibit 99.1


                     THERMADYNE ANNOUNCES CHAPTER 11 FILING,

         SECURES COMMITMENT FOR FINANCING TO SUPPORT ONGOING OPERATIONS



               Move Will Facilitate Restructuring of Balance Sheet



St. Louis - November 19, 2001 - Thermadyne Holdings Corporation (OTC BB:TDHC.OB) today announced that the Company and its domestic subsidiaries have voluntarily filed for reorganization under Chapter 11 in U.S. Bankruptcy Court for the Eastern District of Missouri in St. Louis. The company also announced it has secured a commitment for $60 million in debtor-in-possession (DIP) financing to fortify its strong, positive cash flow in order to ensure it has the resources to continue to conduct business-as-usual during the reorganization process.

"This voluntary filing will enable our strong operating companies to continue business as usual while we work with our bank lending group and our bondholders to create a plan for reducing Thermadyne's debt and restructuring its balance sheet so it can emerge as a financially healthy company," said Karl R. Wyss, chairman and CEO.

"The Thermadyne companies are strong operationally, but we simply have too much debt. Now, we will be able to work toward agreement on a plan that will give us the financial stability we need to capitalize on the brand and operating strengths of our companies. During this process, we will continue to meet our commitments to our customers, suppliers and employees."

Thermadyne, headquartered in St. Louis, is a multinational manufacturer of cutting and welding products and accessories.

For more information, contact James Tate, senior vice president and chief financial officer, Thermadyne Holdings Corporation, at (314) 746-2107.